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                                                                     EXHIBIT 5.1

[VINSON & ELKINS LOGO]                                  VINSON & ELKINS L.L.P.
                                                        2300 FIRST CITY TOWER
                                                        1001 FANNIN STREET
                                                        HOUSTON, TEXAS
                                                        77002-6760
                                                        TELEPHONE (713) 758-2222
                                                        FAX (713) 758-2346
                                                        www.velaw.com


                           ____________________, 2002


Technical Olympic USA, Inc.
4000 Hollywood Blvd.
Hollywood, Florida 33021

Ladies and Gentlemen:

         We have acted as counsel to Technical Olympic USA, Inc., a Delaware corporation (the "Company") and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) the offer and exchange by the Company (the "Exchange Offer") of $200,000,000 aggregate principal amount of its 9% Senior Notes due 2010 (the "Initial Senior Notes"), for a new series of notes bearing substantially identical terms and in like principal amounts (the "Exchange Senior Notes"), (ii) the Exchange Offer of $150,000,000 aggregate principal amount of its 10-3/8% Senior Notes due 2012 (the "Initial Senior Subordinated Notes" and together with the Initial Senior Notes, the "Initial Notes"), for a new series of notes bearing substantially identical terms and in like principal amounts (the "Exchange Senior Subordinated Notes" and together with the New Senior Notes, the "Exchange Notes") and (iii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Initial Notes and the Exchange Notes.

         The Initial Notes were issued, and the Exchange Notes will be issued, under the (i) Indenture dated as of June 25, 2002 among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee for the Initial Senior Notes (the "Senior Notes Indenture") and (ii) Indenture dated as of June 25, 2002 among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee for the Initial Senior Subordinated Notes (the "Senior Subordinated Notes Indenture" and together with the Senior Notes Indenture, the "Indentures"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Purchase Agreement, dated as of June 14, 2002 (the "Purchase Agreement"), among the Company, the Subsidiary Guarantors and the initial purchasers named in Schedule I thereto (the "Purchasers"), (iii) the Registration Rights Agreement, dated as of June 25, 2002, among the Company, the Subsidiary Guarantors and the


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Purchasers for the Initial Senior Notes (iv) the Registration Rights Agreement,
dated as of June 25, 2002, among the Company, the Subsidiary Guarantors and the Purchasers for the Initial Subordinated Notes, (v) the Indentures, (vi) the Supplemental Indenture, dated as of July 24, 2002 among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee for the Initial Senior Notes, (vii) the Supplemental Indenture, dated as of July 24, 2002 among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee for the Initial Senior Subordinated Notes and (viii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents, certificates and instruments submitted to us as instruments submitted to us as originals, the conformity with the originals of all documents, certificates and instruments submitted to us as certified, conformed or photostatic copies and the authenticity and completeness of such latter documents, certificates and instruments. As to all questions of fact relevant or material to this opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Purchase Agreement. We have not made an investigation as to, and have not independently verified, the facts underlying the matters covered by the certificates or the Purchase Agreement.

          Based upon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures, such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         Our opinion set forth herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion as to the laws of any other state or jurisdiction. We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.



                                       Very truly yours